Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated November 13, 2026, relating to the financial statements of Compute AI Acquisition Corp. as of September 30, 2026 and for the period from July 1, 2026 (Inception) through September 30, 2026, which includes an explanatory paragraph relating to Compute AI Acquisition Corp.’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

GuzmanGray

Costa Mesa, California

November 13, 2026